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                                    EXHIBIT A

                     AMENDMENT TO OFFER OF EMPLOYMENT LETTER

         This document is an Amendment to "Letter of Employment Agreement" made by and between Intermagnetics General Corporation, a corporation having a principal place of business at 450 Old Niskayuna Road, Latham, New York 12110-0461 ("Company") and Glenn H. Epstein, an individual having a residence address of 11129 Oak Hollow Road, Knoxville, Tennessee 37932 ("Epstein").

                                    RECITALS

         Company and Epstein have entered an Offer of "Employment Letter" (as executed by both parties) agreement dated March 20, 1997 (the "Letter").

         Company and Epstein desire that the terms of the Letter, as clarified by this Amendment, shall serve as a mutually binding employment agreement under which Epstein shall be employed by the Company and agrees to devote his full time, attention and energy thereto, as its President and Chief Operating Officer, reporting to the Chief Executive Officer of the Company.

         In consideration of the premises, the mutual covenants and agreements contained in the Letter and this Amendment, as well as other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by both parties, Epstein and the Company agree as follows:

         1. Incorporation of Amendment. The terms and conditions of the Letter (a copy to which this Amendment is annexed as Exhibit A) as explained and clarified by this Amendment are incorporated into the Letter as fully set forth in this document.

         2. Term of Employment. Epstein's employment by the Company pursuant to this Amendment (the "Term") shall commence on Epstein's first day of employment by the Company and shall continue for two (2) consecutive years, including a possible one year "termination"). Epstein's annual base compensation throughout the Term (the "Base Salary") shall be at a minimum of $180,000.00. As used in this Amendment, the phrase "year" shall refer to a three hundred and sixty-five (365) day period.

         3.  Termination.

             A. In the event that the Company terminates Epstein's employment or this Letter/Amendment involuntarily any time prior to the end or during the first year of the Term, other than "for cause", Company will pay Epstein (1) in a lump sum, a severance equal to the difference between two times the amount of his then current Base Salary less the amount of then current Base Salary paid to Epstein on the effective date of such termination; plus if applicable, (ii) the "performance bonus" described in paragraph 2, page 1 of the Letter. The salary used to calculate the said performance bonus shall be Epstein's then current total annual Base Salary rate.

             B. In the event that the Company terminates Epstein's employment involuntarily any time during or after the second year of the Term, other than "for cause", the

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                 Company will pay Epstein in a lump sum, a severance payment equal to one full year of his then current Base Salary. The provisions of this paragraph 3-B shall survive the expiration or other termination of this Amendment and continue throughout Epstein's employment by the Company.

             C. The Company shall withhold from any such one year severance payment required by paragraphs 3-A or B all income, payroll and employment taxes required by applicable law or regulation to be withheld. The Company shall pay Epstein any severance payment due under the terms of paragraphs 3-A or 3-B within thirty (30) days after the effective date of any such involuntary termination; as well as any performance bonus earned within thirty (30) days after the final audited results of fiscal year 1998 are accepted by the Board of Directors.

             D. As used in this Amendment, the phrase "for cause" shall mean and shall be limited to involuntary termination in case of; Epstein's conviction or plea of guilty or no contest to any crime involving moral turpitude; Epstein's misrepresentation of a material fact, dishonesty or misappropriation of funds, or concealment of a material fact from the Company's Chief Executive Officer; or Epstein's willful violation of any material rule, regulation or policy that may be established from time to time for the conduct of the Company's business of which Epstein is aware of or has notice.

             E. The payments due under this paragraph 3 do not prevent Epstein from competing with the Company after the effective date of any involuntary termination of his employment, provided he maintains his obligations and observes the terms of the confidentiality agreement signed by him upon entering employment with the Company.

         4. Signing Bonus. With respect to the "earned bonus"/"signing bonus" referred to in paragraph 3, page 1 of the Letter, the Company will pay Epstein a $32,500.00 signing bonus within thirty-sixth (30-60) days of the date that Epstein provides the Company with a copy of Oxford Instrument, Inc.'s ("Oxford") written bonus scheme, and provides a signed affidavit that Epstein has forfeited all bonus entitlements from Oxford for the 1996/97 fiscal year.

         5.  Moving Expenses.

             A. The "house" referred to in paragraph 6, page 1 of the Letter includes two separately deeded properties: one for Epstein's home and surrounding lot and one for an adjoining lot. The appraisals described in paragraph 6, page 1 of the Letter shall be prepared by three Tennessee State-certified appraisers, and the cost of those three appraisals, shall be shared equally by Epstein and the Company. If Epstein is unable to sell the "home" within ninety (90) days of the date of start of employment, the Company or its designee will purchase the home from Epstein and his wife at a purchase price equal to the greater of (1) the average of the three appraisals referenced above or (ii) Epstein and his wife's documented cost basis as defined per IRS guidelines. Detailed information on such additional costs will be provided by Epstein to the Company in the event that purchase of the "home" by the company is required.
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             B.  The "reasonable and actual moving expenses" referred to in paragraph 6, page 1 of the Letter shall include Epstein's house sale related realtor, legal and closing costs, and all such reasonable and actual moving expenses shall be reimbursed by the Company within thirty (30) days after Epstein's submission to the Company of reasonable evidence of payment thereof.

             C. The one month's salary to cover "sundry expenditures" referenced in paragraph 6, page 1 of the Letter shall be paid by the Company to Epstein within thirty to sixty (30-60) days of his start of employment by the Company.

         6. References. After the execution of the Letter/Amendment, Epstein will supply the three additional personal and business references requested in paragraph 4, page 2 of the Letter.

         7. Entire Amendment. This Amendment, including the Letter, constitutes the entire written understanding and employment agreement between the Company and Epstein with regard to all matters therein. This Amendment may be changed only in a writing signed by both parties.

         8. Severability. If any provision of this Letter/Amendment shall be held, be deemed to be or shall in fact be invalid, inoperative or unenforceable by law, such circumstances shall not have the effect of rendering the provision(s) in question or any other provision(s) in this Letter/Amendment invalid, and this Letter/Amendment shall be reformed and construed as if the invalid, inoperative or unenforceable provision had never been contained herein and the provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted.

         9. Remedies Cumulative; No Waiver. No remedy conferred upon the Company by this Amendment is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by the Company in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by the Company from time to time and as often as may be deemed expedient or necessary by the Company in its sole discretion.

                                             Intermagnetics General Corporation

Dated  April 1st, 1997                  By:  /s/  Carl H. Rosner
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                                                    Carl H. Rosner
                                             Chairman of the Board and
                                             Chief Executive Officer


                                             Glenn H. Epstein

Dated  1 April, 1997                         /s/ Glenn Epstein
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